                                                                EXHIBIT 10.44

CHIRON

                                       [LETTERHEAD]

March 26, 1997
                                         Law Department

Novartis Pharma AG
CH-4002 Basel
Switzerland

Gentlemen:

I refer to that certain Agreement dated as of November 27, 1996 (the "Agreement") between Chiron Corporation and Novartis Pharma AG (the successor to the pharmaceutical business of Ciba-Geigy Ltd. following its consolidation with Sandoz AG). We propose to amend the second sentence of Section E3, entitled "DEBLOCKING", of the Agreement to read in full as follows:

     "Each such payment shall be earned by Chiron on a quarter-by-quarter basis in the year in which it is to be paid (and shall be reimbursable to Ciba if and to the extent any such payment remains unearned at the effective date that Chiron's obligations under sections A and D-1 hereof are terminated pursuant to the following sentence."

If this Amendment correctly reflects our mutual understanding, please sign and return to me a copy of this letter upon receipt of which, this Amendment shall be effective as of March 27, 1997, for all purposes. Except as amended hereby, the Agreement remains in full force and effect. Section 1, entitled "Miscellaneous" of the Agreement shall apply to this Amendment.




                                   Very truly yours,

                                   CHIRON CORPORATION

                                   /s/ William G. Green
                                   By:  William G. Green
                                        Senior Vice President & General Counsel


Accepted and Agreed:

NOVARTIS PHARMA AG

By:     /s/ Pierre E. Douaze                  By:   /s/ Herbert Gut
        --------------------                        -------------------
Title:  Head, Executive Committee             Title:  General Counsel
        -------------------------                   ----------------